Exhibit 23.1

The accompanying consolidated financial statements give effect to a one-for-0.67 reverse split of the outstanding common stock of OrthoPediatrics Corp. that will be effected prior to the pricing of the offering. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon the effective date of the reverse split of the Company’s outstanding common stock as described in Note 17 to the consolidated financial statements and assuming that from December 31, 2016 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

October 2, 2017

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to the Registration Statement No. 333-212076 of our report, dated August 10, 2017 (October   , 2017 as to the effect of the reverse stock split discussed in Note 17), relating to the financial statements of OrthoPediatrics Corp. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Indianapolis, Indiana

October   , 2017